Exhibit 10.2

February 11, 2016

Michael C. Lukemire
c/o The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville OH 43041

Incentive Compensation/Retention Award Agreement

Dear Michael:

The Scotts Miracle-Gro Company (“SMG” or the “Company”) recognizes you as one of its key leaders and an important member of the SMG executive team. Accordingly, this letter agreement (the “Incentive Compensation/Retention Award Agreement” or the “Agreement”) between you and the Company outlines a significant incentive for you to continue your employment with the Company and achieve certain personal performance goals while in the employ of the Company, such personal performance goals to be identified by the Chief Executive Officer of the Company (the “CEO”).

1.	Incentive Compensation/Retention Bonus.

a.
Amount. Subject to the terms of this Agreement, you may be eligible to receive a one-time, discretionary incentive compensation/retention award in an amount equal to $500,000 (the “Incentive Compensation/Retention Bonus”).

b.
Conditions to Receipt of Incentive Compensation/Retention Bonus. You must satisfy both of the following personal performance and retention criteria in order to be eligible to receive the Incentive Compensation/Retention Bonus:

i.
Satisfaction of Personal Performance Criteria. You must satisfy personal performance criteria identified and communicated by the CEO, the satisfaction of which shall be determined in the CEO’s sole discretion.

AND

ii.	Employment. You must remain continuously employed by the Company from the date of this Agreement through February 11, 2018 (the “Retention Date”).

c.	Timing. Subject to your satisfaction of the criteria set forth in Section 1(b) above, you shall receive your Incentive Compensation/Retention Bonus within thirty (30) days of the Retention Date.

February 11, 2016

d.
Nature of Incentive Compensation/Retention Bonus. The parties agree that the Incentive Compensation/Retention Bonus that is paid under this Agreement shall be exceptional and nonrecurring in nature and, as a result, shall not be considered incentive eligible earnings or otherwise a salary component paid to you on a regular basis. Eligibility to receive the Incentive Compensation/Retention Bonus has no impact on your eligibility to receive an annual incentive bonus under any applicable annual incentive plans of the Company.

2.	Covenants. Any pay and benefits that you are entitled to receive under this Agreement are conditioned on you continuing to abide by all existing covenants you have with the Company.

3.
Withholding Taxes. The Company shall have the power and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

4.
Enforceability and Successors. This Agreement shall inure to the benefit of and be binding upon the Company, but in no circumstances shall this Agreement be construed to entitle you to duplicate benefits set forth in this Agreement.

5.
No Obligation to Employ. Nothing in this Agreement will confer on you any right to continue to serve as an employee of, or to continue in any other relationship with, the Company, or limit in any way the right of the Company to terminate your employment or other relationship at any time.

6.
Prior Agreements. You and the Company acknowledge that this Agreement contains all of the terms and conditions with respect to the subject matter hereof, specifically the Incentive Compensation/Retention Bonus, and supersedes all previous or contemporaneous agreements, understandings, representations, or proposals (whether formal or informal, written or oral) relating to the subject matter hereof. This Agreement does not modify any other obligations on you to the Company, including but not limited to any obligations related to noncompetition, nonsolicitation or confidentiality.

7.
Internal Revenue Code (“Code”) Section 409A Provisions. This Agreement shall be interpreted in accordance with Code Section 409A and the guidance issued thereunder, including any exceptions to Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules or applicable exceptions.

8.
Modifications. No modification or amendment of this Agreement shall be effective unless in writing and duly executed by all the parties hereto, except that the Company may unilaterally amend this Agreement to the extent necessary to avoid any adverse tax or accounting consequences.

9.    Applicable Law. This Agreement shall be governed by the laws of the State of Ohio.

February 11, 2016

10.
Acknowledgments. You acknowledge that you have received legal assistance or have declined to receive legal assistance after the Company has advised you to obtain legal assistance regarding the contents and execution of this Agreement, you acknowledge that you had a chance to ask questions about this Agreement and you acknowledge that you are fully aware of any and all employment and/or tax law related consequences of any payment made to you under this Agreement.

11.
Interpretations. All determinations and decisions made by the Company, the CEO, or any delegate of the Company or the CEO as to the provisions of this Agreement shall be conclusive, final, and binding on all parties.

12.
Method of Acceptance. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single Agreement. To accept, you must sign and date the original Agreement. This Agreement will not be effective or enforceable until the date a signed copy of the Agreement is received by the Company at the above address.

Very truly yours, The Scotts Miracle-Gro Company By: __/s/ DENISE STUMP_________________ Denise Stump Executive Vice President, Global Human Resources
Approved and Agreed: _/s/ MICHAEL C. LUKEMIRE__________ Michael C. Lukemire	___3/7/16__________________ Date